Certified Public Accountants and Advisors

A PCAOB Registered Firm

713-489-5635 bartoncpafirm.com Cypress, Texas

EXHIBIT 1A-11

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference, in this Offering Circular being filed as part of the Form 1-A that was filed pursuant to Regulation A under the Securities Act of 1933, our report dated October 22, 2025, with respect to our audits of the consolidated financial statements of Blockhold Capital Corporation as of December 31, 2024 and 2023, and for the years then ended, which includes an explanatory paragraph regarding substantial doubt about its ability to continue as a going concern.

Very truly yours,

/s/ Barton CPA PLLC

Cypress, Texas

February 6, 2026